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                                               June 30, 1998


Essie Safaie
Century Pacific Housing Fund I
1925 Century Park East
Los Angeles, CA 90067

Dear Essie,

Due to non-receipt of independence confirmations from third party auditors, of a portion of the balances to be included in the financial information of the report, we have not completed all of our audit procedures as of June 30, 1998 and cannot issue a report thereon. We acknowledge that a copy of this letter will accompany the filing of the form 12b-25 under rule 12b-25(c) for notification of filing extension.


                                                Sincerely,

                                                NOVOGRADAC & COMPANY LLP



                                                By  /s/ Mark Simons
                                                   --------------------------
                                                        Mark Simons